Exhibit 23.1

KPMG LLP PO Box 10426 777 Dunsmuir Street Vancouver BC V7Y 1K3 Canada Telephone (604) 691-3000 Fax (604) 691-3031

Consent of Independent Registered Public Accounting Firm

The Board of Directors

City Office REIT, Inc.

We consent to the use of our reports dated February 25, 2021, with respect to the consolidated balance sheets of City Office REIT, Inc. as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive income, changes in equity and cash flows for each of the years in the three year period ended December 31, 2020, the related notes, and financial statement schedule III (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2020, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to changes to accounting policies for leases due to the adoption on January 1, 2019 of ASC 842, Leases.

/s/ KPMG LLP

Chartered Professional Accountants

April 1, 2021
Vancouver, Canada